INCORPORATED UNDER THE LAWS OF THE
STATE OF NEVADA



NUMBER 21

SHARES

FRANKY INTERACTIVE CORP

This Corporation is authorized to issue 65,000,000 Common and 10,000,000 Prefreed Shares at $.001 Par Value

THIS CERTIFIES THAT ______ SPECIMEN ______ *is the owner of*

______ *fully paid and nonassessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.*

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this* ______ *day of* ______ *A.D.* ______

______
President

FRANKY INTERACTIVE CORP
Corporate
SEAL
2007
NEVADA

______
Secretary/Treasurer